Exhibit 11.1

NIO INC.

GLOBAL CODE OF BUSINESS CONDUCT & ETHICS

(Adopted by the Board of Directors of NIO Inc. and effective on September 11, 2018, and amended on November 3, 2023)

Contents

1.	Applicability of this Code		1
2.	Our Core Values		1
3.	Our Responsibility for Compliance & Ethics		2
4.	Our Responsibility to Each Other and to Our Society		2
	4.1.	Diversity, Respect and Fairness in the Workplace	2
	4.2.	Workplace Health and Safety	3
	4.3.	Sustainability and Environment	3
	4.4.	Social Responsibility	4
5.	Our Responsibility for our Business		4
	5.1.	Product Quality, Product Safety and Product Compliance	4
	5.2.	Intellectual Property and Confidentiality	5
	5.3.	Protection and Use of Company Assets	6
	5.4.	Company Representation	6
	5.5.	IT and Information Security	6
	5.6.	Data Privacy and Protection	7
	5.7.	Accuracy of Company Records	7
	5.8.	Business Reports and Public Communications	8
6.	Our Responsibility for Business Integrity		8
	6.1.	Conflicts of Interests	8
	6.2.	Prohibition of Bribery and Corruption	9
	6.3.	Gifts, Meals and Entertainment	10
	6.4.	Donations and Sponsorships	10
	6.5.	Political Participation and Contributions	11
	6.6.	Fair Competition and Fair Dealing	12
	6.7.	Third Party Intellectual Property and Copyrights	12
	6.8.	Insider Trading	13
	6.9.	Trade Compliance	13

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	6.10.	Prohibition of Money Laundering and Terrorism Financing	13
	6.11.	Working with Suppliers	14
7.	Living this Code		15
	7.1.	Making Ethical Decisions	15
	7.2.	Seeking Support	15
	7.3.	Ethical Decision-Making Model	15
	7.4.	Raising Concerns & Reporting Violations	16
	7.5.	No Retaliation	16
	7.6.	Complementary Resources	17
8.	Final Provisions		17
	8.1.	Waivers	17
	8.2.	No rights created	17
	8.3.	Additional Provisions for Senior Officers	17

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1.	Applicability of this Code

At NIO Inc. (together with its subsidiaries and consolidated affiliated entities, “NIO” or the “Company”), we are committed to conducting our business legally, ethically and with integrity – and our Global Code of Business Conduct & Ethics (the “Code”) assists us in the fulfillment of this commitment. It serves to ensure that each one of us, in whatever position we hold, knows, understands, and performs ethically every day in every aspect of our work.

Though our Code cannot cover every question or issue that may arise, it lays down the main standards of behavior expected from all of us working at and for NIO in different areas of significant importance. It is formulated as positive statements that describe how we act and must keep acting at all times. Our Code also instructs us on how to obtain support in case of doubt, and how to raise concerns about possible illegal or unethical behavior.

This Code applies to all directors, officers and employees of NIO in any of its divisions and subsidiaries, present and future, globally, whether they work for the Company on a full-time, part-time, consultative or temporary basis. All of us at NIO have a duty to apply this Code not only to the letter, but also in its spirit.

In certain areas, the Code is supplemented by policies and processes covering specific matters in more detail.

Some of these policies and processes are expressly referenced in this Code. Additional policies may be introduced locally to deal with legal or regulatory requirements applicable to specific geographic regions in which the Company operates. These complementary processes and processes, in general, aim at promoting the Code’s effectiveness and legally compliant behavior in and by the Company.  Compliance with them is, to the extent applicable, mandatory to all employees, directors and officers of the Company.

2.	Our Core Values

Our values express our corporate culture and the NIO way to do business. Together with our good judgment and expertise, our values serve as internal compass when making decisions in the course of our jobs.

HONESTY. We are honest and act with integrity at all times and situations. We comply with all applicable laws, regulations, and company policies and procedures. We follow through on commitments made to others. We speak up and timely communicate thoughts, concerns and feedback. We are accountable for our works, including mistakes in decisions and actions. We resolve conflicts and miscommunications constructively and proactively.

CARE. In our everyday activities, we take care of our Company, our business, our users, our colleagues, our business partners and our community. We respect and accept people from diverse backgrounds and with different personalities. We are willing to invest time into understanding others and lend a helping hand to others in need. We put ourselves in others’ shoes when opinions are divided. We acknowledge the strengths in others, and recognize and appreciate their efforts.

VISION. We are inspired by and share our Company’s vision of building an user enterprise towards the mission of shaping a joyful lifestyle. We set challenging goals and strive to be the best in the industry. We look beyond past experiences and prior methods to explore innovative ways with no fear of failure. We adapt to changes and new challenges proactively and swiftly. We take the initiative to increase our efforts and contributions towards achieving our objectives as Company.

ACTION. We work proactively and consistently in the direction of our Company’s vision and mission. We secure resources and solve problems by breaking down departmental silos and working collaboratively. We consistently deliver effective and high quality results on time. We identify solutions effectively, communicate accurately, and work with the team efficiently to achieve the shared objectives. We maintain a broad perspective and, when issues arise, we strive to pinpoint the root cause quickly. We pursue perfection at work and always strive to do our best.

3.	Our Responsibility for Compliance & Ethics

Compliance means to act in conformity with applicable rules and standards.

Ethical behavior means more than compliance.

Each one of us acknowledges and acts upon the importance of knowing the laws, regulations and our Company’s internal policies applicable to our particular jobs – including, but not limited to, this Code. We seek support from the Company’s Legal Department or compliance functions in case of doubt.

We understand that conduct that violates the law or this Code can never be justified on the basis that it had been ordered by a supervisor, line manager or anyone in higher management positions. Such conduct is strictly prohibited during our employment at NIO.

Managers and supervisors have a special responsibility for compliance and ethics. Managers and supervisors must ensure that employees reporting to them are fully aware of this Code and complementary policies relevant to their works. Furthermore, they must exemplify compliance and ethical behavior through leadership and appropriate own actions and must support employees who raise concerns or report violations.

Anyone who violates our Code or any applicable laws must expect consequences. Depending on the nature and severity of the violation, these may range from internal disciplinary actions (up to and including termination of employment) to a claim for damages under civil law or even penalties under criminal law.

4.	Our Responsibility to Each Other and to Our Society
4.1.	Diversity, Respect and Fairness in the Workplace

We take pride in the diversity of our workforce and recognize it a key factor to innovation and to our long-term success.

We are firmly committed to providing equal opportunity in all phases of employment and recognize that it is a responsibility of each of us to promote a workplace free of discrimination and harassment.

We do not tolerate any kind of discrimination or harassment based on age, ancestry, skin color, religious creed, family care or medical leave status, mental disability, physical disability, marital status, medical condition, genetic information, military or veteran status, national origin, race, sex, gender, gender identity, gender expression, sexual orientation or preference, or other legally protected or immutable characteristics.

We treat each other with equal respect, and we do our part to ensure a working atmosphere characterized by respectful cooperation, mutual trust and fairness.

We do not tolerate any kind of workplace harassment, including but not limited to sexual advances, immoral propositions, and humiliation of any kind, such as through abusive or disrespectful jokes, comments or actions.

We ensure compensation and social benefits in compliance with applicable labor laws and international standards on human rights. We reject at any phases of our production or processing any use of child labor, forced labor, human trafficking or any other kind of human rights violation.

We recognize the rights of our workers to associate freely and believe in open communication and direct engagement between workers and management as the most effective way to resolve workplace issues.

4.2.	Workplace Health and Safety

NIO strives to provide all of us with a safe and healthy work environment. Our Company has effective safety programs in place to ensure the safety of workers, emergency preparedness and precautions in the exposure to potentially hazardous substances and material.

We conduct our work in a safe manner. We follow our Company’s safety instructions and guidelines and look after each other. We do not work under the influence of any legal or illegal substances that could impair our ability to perform our jobs.

We report any accidents, injuries and unsafe equipment, practices or conditions.

We do not tolerate any form of violence or threats of violence.

Managers and supervisors ensure employees reporting to them are appropriately equipped and support them in meeting their respective safety responsibilities.

4.3.	Sustainability and Environment

NIO, which translates to “Blue Sky Coming” in its Chinese name, originated from our vision of a future filled with blue skies.

We strive to meet and exceed all environmental laws, regulations and standards. We aim at continuously contributing to the comprehensive and green transformation of the economy and the society through environmentally responsible manufacturing and other practices for the benefit of consumers, employees and the communities.

We are committed to limiting consumption of natural resources through efficient design of our products and processes, integrating the concept of sustainability to their lifecycles.

Each of us endeavors in our daily activities to use resources and energy economically and efficiently in order to mitigate our impact on the environment and avoid waste.

Our commitments to sustainability and to the environment are made more concrete in our Global Supply Chain Sustainability Policy. See also NIO’s annual ESG Report on our global website.

4.4.	Social Responsibility

At NIO, we are committed to make the world a better place.

We do this mostly by pursuing our mission – to shape a joyful lifestyle – with honesty, care, vision and action.  We also do this by innovating to ensure the increasing quality and safety of our products and by proactively taking care of the environment through the electrification of the automotive industry and multiple initiatives. And we do this by pursuing sustainability in everything that we do – from designing, developing and producing our products to how we treat our people, our users, our partners.

In addition, we strive to contribute to the communities where we operate in various ways, including value-driven local cooperations and, when appropriate, charitable donations. When investing in such projects or making donations, we make sure they are chosen transparently and in full compliance with the law and our Company’s internal policies and approval procedures to ensure their legitimacy.

5.	Our Responsibility for our Business
5.1.	Product Quality, Product Safety and Product Compliance

Our products and services are the very heart of our Company’s business.

Ensuring their quality, safety and compliance with legal or regulatory requirements is, therefore, vital to building and maintaining our Company’s good reputation and long-term success. More importantly, quality, safety and compliance are essential to maintain the safety of our users, their families and others who rely on the quality of our vehicles and products.

We are committed to ensure the quality, safety and compliance with all laws, regulations and standards applicable to all our products and services.

We are committed to developing and implementing design and manufacturing processes with utmost care and in accordance with all quality control standards governing our responsibilities, across all facilities and at all stages of the product life cycle.

We recognize the importance of being attentive to and are committed to raising any concerns regarding product safety, quality or conformity with applicable regulations without delay.

We ensure that concerns raised with regard to the safety or quality of our Company’s products are, without exception, duly verified, investigated and timely addressed.

5.2.	Intellectual Property and Confidentiality

The success of our business relies significantly on our ability to maintain the confidentiality of information regarding our inventions, trade secrets and know-how. They secure us a fair competitive advantage in the markets where we operate.

We abide by our Company’s rules and policies concerning intellectual property and confidential information. This includes, among others: all inventions, creative works, computer software, and technical or trade secrets developed in the course of our duties as employees of NIO or primarily through the use of our Company’s assets or resources while working at NIO constitute property of our Company.

It is the responsibility of each of us to maintain the confidentiality of information entrusted to us by our Company or its business partners. We remain vigilant to ensure that we do not intentionally or inadvertently disclose such confidential information without prior authorization. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its business partners if disclosed.

We do not use our Company’s confidential information outside the course of our works or for our personal benefit or the benefit of third parties.

We protect our Company’s intellectual property against unauthorized use by third parties and respect internal rules that restrict access to certain information to specific authorized persons.

We ensure that scraps and drafts are properly disposed or destroyed in order to prevent their misappropriation by third parties.

We acknowledge that our duty of confidentiality with respect to our Company’s non-public information survives the termination of our employment until such time as the Company discloses such information publicly, or the information otherwise becomes available in the public sphere through means other than our own fault.

Upon termination of our employment, or at such time as the Company requests, we return to the Company all of its property without exception, including all forms of media containing confidential information, and do not retain copies of them.

5.3.	Protection and Use of Company Assets

We protect our Company’s assets and ensure their efficient use for legitimate business purposes only.  We refrain from making use of our Company’s property for personal purposes, unless such personal use is expressly authorized.

We recognize that theft, carelessness and waste have a direct impact on our Company’s profitability. We exercise reasonable care to prevent theft, damage or misuse of Company property and promptly report any actual or suspected occurrence.

We acknowledge that any use of the Company’s funds or assets, whether for personal gain or not, for any unlawful or improper purpose is strictly prohibited.

We safeguard all electronic programs, data, communications and written materials from unauthorized access.

We protect everything of value that our Company owns, benefits from or has right to use, particularly equipment, raw materials, products and production facilities.

5.4.	Company Representation

Contractual agreements, formal letters and other legally binding actions on behalf of our Company may only be signed by the Company’s legal representatives or any persons legally authorized by them to perform such actions (e.g. via powers of attorney and internal authorization rules).

We comply with all representation rules, internal authorization matrixes and approval processes and do not sign any binding documents on behalf of our Company unless duly authorized.

Only designated individuals within our Company may speak on its behalf. We refrain from making public statements or statements to media representatives that may appear to be on behalf of the Company, unless authorized to do so.

When affiliation to our Company is disclosed or otherwise expected to be known, we clarify that the ideas and opinions expressed are personal and may not represent the position of the Company on the issue. This includes communications made verbally or in writing, including online, such as in internet forums and social media. We do not misrepresent our affiliation to the Company and, where legally required, duly disclose such affiliation.

5.5.	IT and Information Security

Our Company has introduced policies to ensure the safe use of hardware, software and networks in order to mitigate significant risks such as the impairment or loss of important business data as a result of malware (virus) or data misuse (e.g. by action of hackers).

We acknowledge and commit to comply with such internal information and cyber security regulations and standards.

We are vigilant when sharing or receiving data and opening or downloading attachments to verify that the message and its sender appear trustworthy.

We recognize that special caution is required when receiving e-mails from unknown sources or suspicious messages from supposedly known, but not verified, sources (phishing).

5.6.	Data Privacy and Protection

We comply with all applicable privacy and data protection laws as a minimum standard.

We only collect, store, process or otherwise use personal data of employees, users, customers, suppliers and others to the extent legally permissible.

We recognize that personal data may only be used for defined legitimate purposes to which the Company has a legal basis and shall not be shared with third parties without informing the affected persons or having their consent. In all cases, personal data must be secured against unauthorized access. To prevent unauthorized access, personal data may only be transmitted with adequate safety measures in place.

When processing sensitive data, conducting internal investigations or compliance controls, we adhere to applicable data protection and labor laws as well as to our Company’s policies.

5.7.	Accuracy of Company Records

Accurate and reliable records are crucial to our Company’s business and form the basis of its earnings statements, financial reports and other disclosures to the public. Our records are a source of essential data that guides business decision-making and strategic planning. Company records include, but are not limited to, booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of business.

We ensure that our Company records are complete, accurate and reliable in all material respects.

In particular, we maintain financial integrity by ensuring that our financial records fairly and completely reflect our Company’s assets, liabilities, revenues and expenses.

We acknowledge that there is never an acceptable reason to make false or misleading entries. Undisclosed or unrecorded funds, payments or receipts are strictly prohibited. We are responsible for understanding and complying with the Company’s recordkeeping policy and seeking internal support when in doubt.

5.8.	Business Reports and Public Communications

Our users and customers, our investors, auditors, public authorities and other third parties frequently receive and rely on information provided by our Company in different scenarios. This includes, for instance, our financial reports and other public communications as listed company.

We strictly comply with all applicable laws, regulations, standards and listing requirements for accounting, record keeping, financial reporting and disclosure of transactions, estimates and forecasts.

We ensure that information publicly provided by our Company is always honest, accurate, reliable and timely.

We promptly report any potential inaccuracy in or incompleteness of our financial reports and other public communications. We are responsive to potential red flags such as: financial results that seem inconsistent with the performance of the underlying business; transactions that do not seem to have a legitimate business purpose; requests to circumvent ordinary review and approval procedures; and others.

We refrain from directly or indirectly taking any action that could be deemed to coerce, manipulate, mislead or fraudulently influence our Company’s independent auditors in order to render the financial statements of our Company materially misleading.

6.	Our Responsibility for Business Integrity
6.1.	Conflicts of Interests

A conflict of interests occurs when an employee’s private interest interferes, or appears to interfere, in any way with the interests of the Company as a whole.

Conflicts of interests may arise, for example, from:

(a)	Sideline Work: working for a competitor, supplier or customer, or otherwise engage in sideline work that could interfere with your ability to work effectively at NIO.
(b)	Business Opportunities: taking a business opportunity about which you learned through your work at NIO or start a side business that competes with our Company.
(c)	Financial Interests: having a meaningful financial interest in one of NIO’s competitors or business partners.

(d)	Personal Relationships: being in a position to supervise the work of a family member, romantic partner or close friend.
(e)	Supplier Relationships: having family ties or close personal ties with someone working at any supplier supervised by you or receiving excessive gifts and invitations from a supplier.

At NIO, we are loyal to our Company and always act in its best interests. We avoid any situations that present – or create the appearance of – a conflict between our personal interests and the business interests of our Company.

We avoid any private interest that may impact our ability to perform our work objectively and effectively.

We acknowledge that personal interests or the interests of third parties close to us, such as relatives, may not be elevated above the interests of the Company when making decisions on behalf of NIO.

We fully disclose any situations that could reasonably be expected to give rise to a conflict of interest before it materializes.

We comply with our Company’s Global Policy on Conflicts of Interests and obtain any necessary approvals before engaging in certain activities, as described in that policy.

6.2.	Prohibition of Bribery and Corruption

Honesty is one of our core values at NIO and corruption is absolutely incompatible with it. Therefore, we do not tolerate any kind of corruptive behavior, including any form of fraud or bribery.

We win business ethically and on the merits of our products and services, never by bribing decisionmakers of our customers or public authorities.

We choose our suppliers and other business partners based on their merits and appropriate business reasons, never improperly influenced by bribes.

We never offer, give or promise anything in order to obtain an improper business advantage or improper preferential treatment, or that could appear to have this objective. This applies no matter if the counterparty is someone working at a public agency or institution or at a customer, business partner or potential customer or business partner.

We never give money, directly or indirectly to public officials or any other person in order to expedite or otherwise facilitate the performance of governmental actions – the so-called “facilitation payments.” Even if such practice is considered common business practice in certain countries.

Bribery is the offering, giving, receiving or soliciting of anything of value in exchange for some kind of influence or action to obtain an improper advantage.

Bribery can take many forms, such as:

(a)

Cash payments or cash equivalents, such as virtual currencies, gift cards, vouchers, prepaid cards, or other cards containing credits, points, virtual currencies or anything that can be used to purchase goods or services or that can be liquidated into cash;

(b)	Secret or excessive commissions, kickbacks, sweetheart deals, inappropriate or unwarranted discounts or rebates, unjustified reimbursements, unwarranted allowances or expenses;
(c)

Lavish or overly frequent gifts, meals and entertainment, unwarranted use of company property or facilities, payment of extravagant travel expenses or travel expenses without an appropriate business purpose;

(d)	Job offers, including employment or promise of employment to relatives or friends of someone in position to influence a decision in favor of NIO;
(e)	Political contributions, charitable donations or sponsorships.

Our Company has introduced certain approval processes to mitigate the risk of bribery and corruption. Please check our Global Anti-Corruption Policy for more details.

6.3.	Gifts, Meals and Entertainment

Gifts, meals and invitations to events extended to external business partners may under certain circumstances help build trust and promote good business relationships, and they may be an integral part of common business practice in some countries. Nonetheless, they can also create conflicts of interests or suggest improper or undue influence prohibited by anti-corruption laws.

We only offer or accept gifts, meals and invitations which are appropriate to the occasion, infrequent and reasonable in value, never lavish or extravagant.

We never offer or accept gifts and invitations in exchange for an improper advantage or if they are not in line with local business customs and applicable laws.

We are particularly careful with benefits to public officials and always obtain the necessary approvals before offering or granting any benefits.

Employees must observe the Company’s internal approval processes applicable to certain expenses such as gifts, meals, entertainment, donations and sponsorships. See NIO’s Global Anti-Corruption Policy for more information.

6.4.	Donations and Sponsorships

Donations and sponsorships are legitimate ways through which our Company shows its commitment to society by contributing to worthy causes or strengthens our brand with selected groups. However, improper or excessive donations and sponsoring may be seen as a form of bribery or corruption and therefore cause serious harm to our Company, the employees involved and the recipient of the contribution.

We only make donations on a voluntary basis without anything being demanded in return. We donate exclusively to recognized non-profit organizations whose goals are compatible with our Company’s principles. We ensure that donations are never paid to private accounts.

We use sponsorships to promote the Company’s reputation and brand. We ensure that they are commensurate with the consideration being offered in exchange (opportunity to advertise the Company’s products or brand), have a legitimate business purpose and are based on written agreement. Our Company does not sponsor events organized by individuals or organizations with goals incompatible with our principles.

We only grant donations and sponsorships in a transparent manner, when the recipient, its purpose and the receipt are documented and verifiable, and after obtaining the necessary internal approvals.

6.5.	Political Participation and Contributions

Participation in the political decision-making process, whether by individual or corporate citizens, is part of any healthy democracy. Our Company acknowledges and respects the rights of employees to participate in political activities. At the same time, it is important that personal political activities are clearly separated from our work at the Company. Political activities on behalf of our Company may only be carried out by employees specifically authorized to do so.

We only engage in personal political activities in our own time and with our own resources, in compliance with all laws and regulations.

We do not use our Company’s equipment, facilities or funds to personally support in any way political candidates or campaigns.

We do not do or say anything to give the impression, or that could be seen as giving the impression, that we are representing our Company or that our Company is endorsing our position, unless duly authorized to do so.

Our Company does not make (directly or through trade associations) political donations to individual candidates or political parties, nor reimburses political contributions made by employees. Any corporate political contribution to be made by our Company requires prior approval by the Company’s Chief Executive Officer in consultation with the Company’s Legal Department or compliance functions and is subsequently processed by the Company’s Government Affairs functions. This includes monetary contributions or contributions in-kind, such as lending or donating equipment or technical services.

Our Company’s participation in the political decision-making process through lobbying is always carried out in a compliant and ethical manner, guided by the principles of responsibility and accountability.

We never attempt to unduly influence policymakers and governments through illegal or unethical means.

6.6.	Fair Competition and Fair Dealing

Our Company believes and is committed to free and fair competition, which leads businesses to compete on the quality and price of their products, driving innovation and benefiting consumers and the society.

We are committed to complying with all applicable antitrust or competition laws. We never seek to reduce or eliminate competition through agreements or understandings with competitors or any other kind of anti-competitive behavior. In particular:

We never agree on or exchange any kind of competitively sensitive information with competitors, including but not limited to price, costs, discounts, profit, profit margins, inventories, marketing plans, distribution or expansion plans, bidding plans.

We never agree with competitors to divide or assign customers, markets, sales territories, suppliers or distributors.

We never force distributors or resellers to sell our products at a particular price.

We never use illegal or unethical means such as theft, deception or misrepresentation to gather information about our competitors.

We never enter into exclusive dealings without prior consultation with the Company’s Legal Department or compliance functions.

We compete, with integrity, based on the merits of our products and services.

We are particularly careful when meeting competitors at trade association meetings and other industry gatherings or social settings. We refrain from discussing, listening to or even joking about any kind of anti-competitive topic. If in doubt whether a certain behavior is or was appropriate, we always consult with or report to the Company’s Legal Department or compliance functions.

We strive to deal fairly at all times with everyone, including our users, customers, suppliers and competitors. We never engage in abusive or manipulative behavior. We never seek to obtain any kind of unfair advantage from anyone through concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

6.7.	Third Party Intellectual Property and Copyrights

Just as the Company protects its own confidential or proprietary information, it is also committed to respecting and maintaining the confidentiality of sensitive or proprietary information of third parties, especially our customers, suppliers, investors or other business partners.

We never accept confidential information from third parties nor use it unless doing so is transparently agreed by contract (such as a non-disclosure agreement – NDA) and documented.

We always obtain appropriate licenses or permissions before making use of proprietary information of any business partner or other third party. We do not utilize trademarks of customers and business partners or publish cooperation with them without their prior written consent.

6.8.	Insider Trading

In the course of our works, we may have access to confidential information that, once public, could have a relevant impact on the price of shares and other securities issued by the Company or by its business partners.

We do not, under any circumstances, purchase or sell shares based on such non-public information. Moreover, we never pass on non-public information to someone who could potentially engage in this behavior (i.e., tipping).

Our Company has introduced a detailed mandatory policy concerning the prevention of insider trading. Please check our Statement of Policies Governing Material Non-Public Information and the Prevention of Insider Trading for more details.

6.9.	Trade Compliance

Our Company is committed to full compliance with all applicable trade regulations, including sanctions, export and import controls, customs law and anti-boycott provisions.

In conducting business across borders, employees must be aware of and follow such laws and relevant internal policies, including the Company’s Global Trade Compliance Policy and other complementary guidance materials.

Trade compliance provisions are complex, often differing from country to country and being frequently subject to changes. Export controls may also apply to transfers of software, data, and technological know-how via email, cloud, telephone, fax, or shared drives. Even the temporary cross-border transfer of, for example, technical drawings taken on a business trip may fall under export control. When making decisions regarding the import or export of goods and services, employees must carefully consider whether export control laws may apply. In order to ensure compliance, employees must seek advice from the Company’s Legal Department or compliance functions when in doubt on how trade laws apply to their jobs and responsibilities.

6.10.	Prohibition of Money Laundering and Terrorism Financing

Money laundering is the process through which criminals and terrorists move funds gained from illegal activities through apparently legitimate businesses, in order to make those funds appear legitimate or to disguise their origin. Laws around the world prohibit any involvement in money laundering activities and even the inadvertent involvement in money laundering may result in severe penalties to the Company and everyone involved.

We do not tolerate or participate in any misuse of our Company for illegal activities.

We are committed to only doing business with reputable business partners who operate within the law and whose funds are derived from legal sources. To ensure this, we are vigilant as to who is behind every transaction and exercise good judgment when checking the identity of our users, customers and other partners.

Even if the Company’s business is not in the financial sector, to prevent money laundering, we acknowledge the need to be attentive to suspicious behavior (or, red flags) of users, customers, suppliers and other business partners. Red flags may include, for example:

(a)	overpayment to the Company’s bank account, followed by reimbursement request in cash or to a different bank account;
(b)	payments made in currencies other than those specified in the contract;
(c)	payments from multiple accounts or foreign accounts without legitimate reasons;
(d)	and other unusual behaviors.

Please check the Company’s intranet for further guidance, policies and procedures in place for the prevention of money laundering.

We report any kind of questionable conducts or questionable requests in accordance with internal policies. When in doubt, we seek support by the Company’s Legal Department or compliance functions.

6.11.	Working with Suppliers

When selecting suppliers, we are committed to ensuring open competition, objective selection criteria and the best interests of our Company.

Our Company expects its suppliers and other business partners to share its ethical values, adhere to all applicable laws, generally accepted standards of social responsibility, and basic principles of integrity. We proactively ensure that our suppliers abide by those principles and the NIO Partner Code of Conduct, and expect our suppliers to flow down these requirements to their own subcontractors and suppliers.

In particular, suppliers must, at a minimum:

(a)	respect the human and labor rights of their employees;
(b)	ban child and forced labor;
(c)	ensure health and safety at the workplace;

(d)	respect environmental laws and standards;
(e)	prohibit corruption;
(f)	engage in fair competition;
(g)	promote compliance among their suppliers.

We are vigilant to any instances of non-compliance in the course of our Company’s relationship with the supplier and immediately report any factual or suspected breaches.

7.	Living this Code
7.1.	Making Ethical Decisions

Our Code aims at assisting us in making ethical decisions in our everyday activities. Nevertheless, it does not cover all possible situations and, sometimes, the right thing to do may not be entirely clear at first.

This is where our commitment to Honesty and ethical and compliant behavior matters most and plays a decisive role.

When confronted with a situation for which our Code and other Company policies do not provide guidance, our ethical decision-making model on the next page can further assist you in making the optimal decision.

7.2.	Seeking Support

Our line manager or supervisor is always our first point of contact for questions or uncertainties regarding how to live this Code or how to proceed in a certain situation in an ethical manner. If the situation requires, each of us may also contact the manager of our line manager or supervisor.

Moreover, if we prefer, we can always seek support from the following sources:

(a)	our local Human Resources (HR) department or HR business partner;
(b)	the Company’s Legal Department or compliance functions.

Please refer to the Compliance page on our Company’s intranet site to find additional compliance resources and specific contact information for support and advice.

7.3.	Ethical Decision-Making Model

Is this the right decision or course of action? When in doubt, ask yourself the following questions and follow the relevant arrows:

7.4.	Raising Concerns & Reporting Violations

Our Company’s ability to continuously and consistently act with integrity depends on our actions and our ability to speak up when we see or suspect wrongdoing. Employees and third parties are encouraged to report any situations that may violate this Code or applicable laws through one of the channels below:

Open Door Policy. Employees are encouraged to raise any issues directly with their managers, or if an employee has reason to believe that his or her manager is involved or has a conflict of interest, to the next level of management, the local HR, or the Company’s Legal Department or compliance functions.

Compliance Email. Employees and third parties may raise concerns or report any issues to the Company’s global compliance e-mail compliance@nio.com or to the relevant local compliance e-mail indicated on NIO’s website. Anonymous reports are accepted.

Additional resources. Employees and third parties may additionally file any reports via online intake form or through our Company’s Ethics Helpline (available in local languages). Please visit NIO’s website to find the relevant telephone numbers and web form. These channels also allow anonymous reports, if preferred.

7.5.	No Retaliation

Our Company is committed to investigate all reported violations and to treat all the persons involved fairly. Submitted reports are handled with appropriate care and sensitivity and treated confidentially to the extent possible in accordance with our Company’s Ethics and Compliance Whistleblower Policies and Procedures and applicable laws. Employees are encouraged to cooperate openly and truthfully during any investigations.

Anyone who seeks support, raises a compliance concern, reports a factual or suspected violation in good faith or provides information in the course of an investigation must not fear negative consequences for so doing. We do not tolerate any kind of reprisal behavior against those supporting our compliance efforts. Any form of retaliation is strictly prohibited and may result in disciplinary measures.

See NIO’s Ethics and Compliance Whistleblower Policies and Procedures for more detailed information on how we handle reports of potential wrongdoing and protect whistleblowers from retaliation.

7.6.	Complementary Resources

Employees can find on our Company’s intranet additional resources relating to compliance and ethics, including contact information for obtaining support or raising concerns and complementary policies and guidelines.

8.	Final Provisions
8.1.	Waivers

Waivers of this Code are seldom granted and are reserved for truly exceptional or extraordinary circumstances. All waiver requests shall be analyzed individually and in light of applicable laws and company policies. Requests for waivers must be submitted to the Company’s Legal Department or compliance functions. Waivers of this Code for directors or executive officers may only be granted if approved by the Board of Directors the Company or its appropriate committee, and shall be promptly disclosed to the public to the extent required by applicable laws, regulations and listing rules.

8.2.	No rights created

Nothing in this Code is intended to or does create any kind of rights in favor of employees, users, customers, vendors, business partners, investors, competitors, governments, public authorities or any other persons or entities. This Code is a compilation of ethical principles which shall guide the conduct of business activities within and by or on behalf of NIO.

8.3.	Additional Provisions for Senior Officers

Without prejudice to any of the other provisions of this Code, and in addition to them, NIO’s Chief Executive Officer, Chief Financial Officer and other senior officers as disclosed in the Company’s public filings for listing on applicable stock exchanges (together, the “Senior Officers”) have a special responsibility for ensuring that all of the Company’s financial disclosures and other relevant public communications are full, fair, accurate, timely and understandable. They are required to report any occurrence that might undermine this objective to the Company’s Disclosure Committee and Audit Committee. Moreover, Senior Officers must promptly report to the Company’s General Counsel or Chief Compliance Officer and to the Audit Committee any information they might have concerning, among others:

(a)

a violation of the Code involving management and employees having a significant role in NIO’s financial reporting, disclosures or internal controls, including actual or apparent conflicts of interests between personal and professional relationships or fraudulent behavior;

(b)	a material violation of securities or other laws, rules or regulations applicable to NIO and to the operation of its business, whether by NIO or any agent thereof;
(c)	significant deficiencies in the design or operation of internal controls which could adversely affect NIO’s ability to record, process, summarize and report financial data.

Any instances of violations of this Code, including the Additional Provisions in this section, or of applicable laws, rules and regulations by a Senior Officer will be handled by the Board of Directors of the Company, which shall determine the appropriate procedure and discipline, up to termination of employment, with the objective of promoting accountability for adherence to the Code and legal compliance. In determining the appropriate discipline, the Board of Directors shall consider factors such as the nature and severity of the violation, whether it was a single occurrence or repeated occurrences, whether it appears to have been intentional or inadvertent, recidivism and other factors deemed appropriate.

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